Exhibit 99.1

Press Release
For Immediate Release

Independent Bank Group Reports
First Quarter Financial Results

McKINNEY, Texas, April 27, 2015 /GlobeNewswire/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income available to common shareholders of $9.4 million, or $0.55 per diluted share, for the quarter ended March 31, 2015 compared to $4.8 million, or $0.38 per diluted share, for the quarter ended March 31, 2014 and $10.0 million, or $0.59 per diluted share, for the quarter ended December 31, 2014.

Highlights

•
Core earnings were $10.2 million, or $0.60 per diluted share, for the quarter ended March 31, 2015 compared to $5.0 million, or $0.39 per diluted share, for the quarter ended March 31, 2014 and to $10.9 million, or $0.64 per diluted share, for the quarter ended December 31, 2014.

•	Annualized organic loan growth was 13% for the quarter.

•
Asset quality remains strong, as reflected by a nonperforming assets to total assets ratio of 0.43% and a nonperforming loans to total loans ratio of 0.41% at March 31, 2015. The bank had net recoveries during the quarter.

•	Quarterly dividend increased $0.02 per share, or 33.3%, from $0.06 per share to $0.08 per share.

Independent Bank Group Chairman and Chief Executive Officer, David Brooks said, “We are pleased with our results from the first quarter. We experienced solid loan growth across our footprint without compromising our credit culture. Despite the challenges brought on by the lower energy commodity prices, we feel good about the quality of our existing loan portfolio and our ability to continue to grow. Our core customers are still making investments and the diversified Texas economy is holding up well.” Brooks added, “We strengthened our lending team by hiring six new lenders in the first quarter and further enhanced our infrastructure. We believe these efforts position us well for a successful year.”

First Quarter 2015 Operating Results

Net Interest Income

•
Net interest income was $36.1 million for first quarter 2015 compared to $22.1 million for first quarter 2014 and $38.2 million for fourth quarter 2014. The increase in net interest income from the previous year was primarily due to increased average loan balances resulting from organic loan growth as well as loans acquired in the BOH Holdings and Houston City Bancshares acquisitions in 2014. The decrease from the linked quarter is due to an unusually high amount of loan prepayment fees recognized in the fourth quarter of 2014 compared to normal levels of prepayment fees during first quarter 2015 as well as the fewer number of days in the first quarter for interest accruals.

•
Net interest margin was 4.07% for first quarter 2015 compared to 4.17% for first quarter 2014 and 4.28% for fourth quarter 2014. The decrease from the prior year is due primarily to decreases in loan yields related to the extended low rate environment and decreased accretion on acquired loans (5 basis points). The decrease from the linked quarter is due to decreased accretion from acquired loans (9 basis points) and normalized levels of loan prepayment fees.

•
The yield on interest-earning assets was 4.59% for the first quarter 2015 compared to 4.74% for first quarter 2014 and 4.82% for fourth quarter 2014. The decrease from the prior year is primarily as a result of competitive pricing on loans in our markets over the entire year. The decrease from the linked quarter is related primarily to a decrease in loan accretion and normalized levels of loan prepayment fees.

•
The cost of interest bearing liabilities, including borrowings, was 0.68% for first quarter 2015 compared to 0.71% for both first quarter 2014 and fourth quarter 2014. The decrease from the prior year is due to a decrease in the cost of deposits and FHLB advances. The decrease from the linked quarter is due to a decrease in cost of FHLB advances and other borrowings due to principal payments on higher rate advances.

•
The average balance of total interest-earning assets grew by $1.4 billion, from the first quarter 2014 and totaled $3.599 billion compared to $2.151 billion at March 31, 2014 and compared to $3.536 billion at December 31, 2014. This increase from first quarter 2014 is due to organic loan growth and loans acquired in the BOH Holdings and Houston City Bancshares transactions in 2014. The increase from fourth quarter 2014 is due to organic loan growth and higher liquid assets resulting from an increase in deposits during first quarter 2015.

Noninterest Income

•	Total noninterest income increased $1.6 million compared to first quarter 2014 and increased $5 thousand compared to fourth quarter 2014.

•
The increase from the prior year reflects a $594 thousand increase in deposit service charges, a $121 thousand increase in BOLI income and a $133 thousand increase in wealth management income. In addition, mortgage fee income increased $570 thousand from first quarter 2014 due to increased mortgage loan production in our Austin market and the addition of a mortgage lender in Houston.

•
The change from fourth quarter 2014 relates to a decrease in gains on sales of securities of $362 thousand as there were no security sales in first quarter 2015. This was offset by increases in mortgage fee income of $124 thousand, gains on sales of OREO of $118 thousand and wealth management fees of $118 thousand.

Noninterest Expense

•	Total noninterest expense increased $8.3 million compared to first quarter 2014 and decreased $545 thousand compared to fourth quarter 2014.

•
The increase in noninterest expense compared to first quarter 2014 is due primarily to an increase of $5.3 million in salaries and benefits, $1.4 million in occupancy expenses, $192 thousand in data processing expense, $215 thousand in FDIC assessment, $219 thousand in communication expenses, $215 thousand in deposit-related expenses and $447 thousand of other noninterest expense, all of which are directly related to the Bank of Houston and Houston City Bancshares acquisitions, which closed in April and October 2014, respectively.

•
The decrease from the linked quarter is primarily related to decreased acquisition expenses of $526 thousand, decreased compensation expense of $116 thousand, decreased occupancy expense of $140 thousand and decreased professional fees of $285 thousand which were offset by an increase in other real estate and loan related expenses of $124 thousand, increased postage and courier expenses of $73 thousand and other noninterest expense of $193 thousand.

Provision for Loan Losses

•
Provision for loan loss expense was $1.7 million for the first quarter, an increase of $417 thousand compared to $1.3 million for first quarter 2014 and a decrease of $81 thousand compared to $1.8 million during fourth quarter 2014. The changes in provision expense are directly related to organic loan growth in the respective quarter. The change from fourth quarter 2014 also reflects the net recoveries experienced during first quarter 2015 partially offset by a prudent recognition of the current energy environment, including a specific allocation to a previously classified energy loan that was placed on nonaccrual in first quarter 2015.

•
The allowance for loan losses was $20.2 million, or 0.61% of total loans, at March 31, 2015, compared to $14.8 million, or 0.78% of total loans at March 31, 2014, and compared to $18.6 million, or 0.58% of total loans at December 31, 2014. The decrease in the allowance ratio to total loans from prior year is due to the acquired loans in the BOH Holdings and Houston City Bancshares transactions being recorded at fair value. As noted, loans acquired in the BOH Holdings and Houston City Bancshares transactions do not have an allocated allowance for loan losses as of the date of acquisition. Rather, those loans were initially recorded at an estimated fair value to reflect the probability of losses on those loans as of the acquisition date, with adjustments to the allowance for these loans only related to any subsequent declining conditions. The slight increase in the allowance to total loans from the linked quarter is primarily due to a specific allocation to a previously classified loan in the energy portfolio.

Income Taxes

•
Federal income tax expense of $4.5 million was recorded for the quarter ended March 31, 2015, an effective rate of 32.4% compared to tax expense of $2.3 million and an effective rate of 32.8% for the quarter ended March 31, 2014 and tax expense of $5.4 million and an effective rate of 34.7% for the quarter ended December 31, 2014. The increase in the historical effective tax rates during the fourth quarter of 2014 is primarily related to legal and professional fees associated with facilitating acquisitions that are not deductible for federal income tax purposes.

First Quarter 2015 Balance Sheet Highlights:

Loans

•
Total loans held for investment were $3.303 billion at March 31, 2015 compared to $3.201 billion at December 31, 2014 and to $1.893 billion at March 31, 2014. This represented organic loan growth of $102 million, or a 3.2% increase from December 31, 2014 and a 74.5% increase from March 31, 2014 (approximately 22.7% of which was organic growth with the remainder coming from acquisitions). The Company acquired $785 million in loans during the second quarter 2014 and $195 million in the fourth quarter related to the BOH Holdings and Houston City Bancshares acquisitions, respectively.

•	Since December 31, 2014, loan growth has been centered in commercial real estate loans ($105 million), and C&I loans ($25 million).

•
The C&I portfolio as of March 31, 2015 was $697.4 million (21.1% of total loans) versus $672.1 million (21% of total loans) at December 31, 2014. The energy portfolio was $239.0 million (7.2% of total loans) at March 31, 2015 made up of 31 credits and 29 relationships. One credit with a balance of $4.3 million, was classified as of March 31, 2015. Oil field service related loans, which were obtained through acquisitions, represented an additional $28.4 million (<1% of loans) at March 31, 2015. All energy related credits are being closely monitored and the Company is in close contact with energy borrowers to maintain a real time understanding of these borrowers’ financial condition and ability to positively respond to dynamic market conditions.

Asset Quality

•
Total nonperforming assets increased to $18.2 million, or 0.43% of total assets at March 31, 2015 from $14.9 million, or 0.36% of total assets at December 31, 2014 and from $12.0 million, or 0.51% of total assets at March 31, 2014.

•
Total nonperforming loans increased to $13.7 million, or 0.41% of total loans at March 31, 2015 compared to $10.1 million, or 0.32% of total loans at December 31, 2014 and to $9.1 million, or 0.48% of total loans at March 31, 2014.

•
The decrease in both ratios from the prior year is primarily related to the increased size of the loan portfolio relative to nonperforming assets. The increase in both ratios from the linked quarter is related to the previously identified energy loan that was classified at year end and was placed on nonaccrual status during the first quarter 2015.

Deposits and Borrowings

•	Total deposits were $3.387 billion at March 31, 2015 compared to $3.250 billion at December 31, 2014 and compared to $1.891 billion at March 31, 2014.

•	Noninterest bearing deposits have increased from 18.7% of total deposits at March 31, 2014 to 23.8% at March 31, 2015.

•	The average cost of interest bearing deposits decreased to 0.45% for the first quarter 2015 compared to 0.51% for the first quarter 2014 and remained stable from the fourth quarter 2014.

•
Total borrowings (other than junior subordinated debentures) were $297.3 million at March 31, 2015, a decrease of $8.9 million from December 31, 2014 and an increase of $110.5 million from March 31, 2014. The decrease from the linked quarter is primarily related to maturities of longer term, higher rate FHLB advances. The majority of the increase from the same quarter in 2014 reflects FHLB advances assumed in the BOH Holdings transaction as well as the issuance of $65 million in subordinated debt in July 2014.

Capital

•
The tangible common equity to tangible assets and the Tier 1 capital to average assets ratios were 7.10% and 7.78%, respectively, at March 31, 2015 compared to 7.07% and 8.15%, respectively, at December 31, 2014 and 8.93% and 9.77%, respectively, at March 31, 2014. The total stockholders’ equity to total assets ratio was 12.93%, 13.09% and 10.73% at March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

•
Total capital to risk weighted assets decreased to 11.51% at March 31, 2015 compared to 12.59% at December 31, 2014 and 13.08% at March 31, 2014 due to organic growth and growth through the acquisitions completed during 2014. The decrease in the March 31, 2015 ratio was also affected by increased risk weightings on unfunded loan commitments due to changes in regulatory requirements under the new Basel III capital rules.

•
Book value and tangible book value per common share were $30.77 and $16.65, respectively, at March 31, 2015 compared to $30.35 and $16.15, respectively, at December 31, 2014 and $20.05 and $16.37, respectively, at March 31, 2014.

•
Return on tangible equity (on an annualized basis) was 13.64% for the first quarter 2015 compared to 9.84% and 14.08% for the first quarter 2014 and fourth quarter 2014, respectively. These returns are impacted by stock issued in the acquisitions.

•
Return on average assets and return on average equity (on an annualized basis) were 0.92% and 7.31%, respectively, for first quarter 2015 compared to 0.84% and 7.90%, respectively, for first quarter 2014 and 0.97% and 7.65%, respectively, for fourth quarter 2014.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates 40 banking offices in three market regions located in the Dallas/Fort Worth, Austin and Houston, Texas areas.
Conference Call

A conference call covering Independent Bank Group’s first quarter earnings announcement will be held tomorrow, Tuesday, April 28, at 8:30 a.m. (EDT) and can be accessed by calling 1-877-303-7611 and by identifying the conference ID number 21885404. A recording of the conference call will be available from April 28 2015 through May 5, 2015 by accessing our website, www.ibtx.com.

Forward-Looking Statements

The numbers as of and for the quarter ended March 31, 2015 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of Independent Bank Group or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on Independent Bank Group’s current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Independent Bank Group’s actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: (1) local, regional, national, and international economic conditions and the impact they may have on us and our customers and our assessment of that impact; (2) volatility and disruption in national and international financial markets; (3) government intervention in the U.S. financial system, whether through changes in the discount rate or money supply or otherwise; (4) changes in the level of non-performing assets and charge-offs; (5) changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; (6) adverse conditions in the securities markets that lead to impairment in the value of securities in our investment portfolio; (7) inflation, deflation, changes in market interest rates, developments in the securities market, and monetary fluctuations; (8) the timely development and acceptance of new products and services and perceived overall value of these products and services by customers; (9) changes in consumer spending, borrowings, and savings habits; (10) technological changes; (11) the ability to increase market share and control expenses; (12) changes in the competitive environment among banks, bank holding companies, and other financial service providers; (13) the effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities, and insurance) with which we and our subsidiaries must comply; (14) the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; (15) the costs and effects of legal and regulatory developments including the resolution of legal proceedings; and (16) our success at managing the risks involved in the foregoing items and (17) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 27, 2015 under the heading “Risk Factors” and other reports and statements filed by the Company with the SEC. Any forward-looking statement made by the Company in this release speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “core earnings”, “tangible book value”, “tangible book value per common share”, “core efficiency ratio”, “Tier 1 capital to average assets”, “Tier 1 capital to risk weighted assets”, “tangible common equity to tangible assets”, “net interest margin excluding purchase accounting accretion”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our non‑GAAP financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, core deposit intangibles and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Torry Berntsen President and Chief Operating Officer (972) 562-9004 tberntsen@ibtx.com	Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com

Media:

Robb Temple Executive Vice President and Chief Administrative Officer (972) 562-9004 rtemple@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Selected Income Statement Data
Interest income	$40,736	$42,952	$36,940	$35,078	$25,162
Interest expense	4,658	4,777	4,509	3,674	3,027
Net interest income	36,078	38,175	32,431	31,404	22,135
Provision for loan losses	1,670	1,751	976	1,379	1,253
Net interest income after provision for loan losses	34,408	36,424	31,455	30,025	20,882
Noninterest income	3,966	3,961	4,210	3,119	2,334
Noninterest expense	24,386	24,931	22,162	25,343	16,076
Income tax expense	4,536	5,356	4,543	2,682	2,339
Net income	9,452	10,098	8,960	5,119	4,801
Preferred stock dividends	60	60	60	49	—
Net income available to common shareholders	9,392	10,038	8,900	5,070	4,801
Core net interest income (1)	35,965	37,187	32,259	30,967	21,772
Core Pre-Tax Pre-Provision Earnings (1)	16,810	18,003	15,266	14,683	8,652
Core Earnings (1)	10,230	10,889	9,546	9,020	4,972

Per Share Data (Common Stock)
Earnings:
Basic	$0.55	$0.59	$0.54	$0.32	$0.38
Diluted	0.55	0.59	0.54	0.32	0.38
Core earnings:
Basic (1)	0.60	0.64	0.58	0.57	0.40
Diluted (1)	0.60	0.64	0.58	0.57	0.39
Dividends	0.08	0.06	0.06	0.06	0.06
Book value	30.77	30.35	29.10	28.54	20.05
Tangible book value (1)	16.65	16.15	15.78	15.22	16.37
Common shares outstanding	17,119,793	17,032,669	16,370,313	16,370,707	12,592,935
Weighted average basic shares outstanding (4)	17,091,663	17,032,452	16,370,506	15,788,927	12,583,874
Weighted average diluted shares outstanding (4)	17,169,596	17,123,423	16,469,231	15,890,310	12,685,517

Selected Period End Balance Sheet Data
Total assets	$4,258,364	$4,132,639	$3,746,682	$3,654,311	$2,353,675
Cash and cash equivalents	358,798	324,047	249,769	192,528	97,715
Securities available for sale	198,149	206,062	235,844	249,856	204,539
Loans, held for sale	7,034	4,453	1,811	5,500	2,191
Loans, held for investment	3,303,248	3,201,084	2,890,924	2,844,543	1,893,082
Allowance for loan losses	20,227	18,552	16,840	16,219	14,841
Goodwill and core deposit intangible	241,722	241,912	218,025	217,954	46,388
Other real estate owned	4,587	4,763	4,084	3,788	2,909
Noninterest-bearing deposits	806,912	818,022	715,843	711,475	352,735
Interest-bearing deposits	2,579,766	2,431,576	2,097,817	2,141,943	1,537,942
Borrowings (other than junior subordinated debentures)	297,274	306,147	402,389	281,105	186,727
Junior subordinated debentures	18,147	18,147	18,147	18,147	18,147
Series A Preferred Stock	23,938	23,938	23,938	23,938	—
Total stockholders' equity	550,728	540,851	500,311	491,091	252,508

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Selected Performance Metrics
Return on average assets	0.92%	0.97%	0.95%	0.60%	0.84%
Return on average equity (2)	7.31	7.65	7.60	4.68	7.90
Return on tangible equity (2) (6)	13.64	14.08	14.32	8.27	9.84
Adjusted return on average assets (1)	1.00	1.05	1.02	1.06	0.87
Adjusted return on average equity (1) (2)	7.96	8.30	8.15	8.25	8.18
Adjusted return on tangible equity (1) (2) (6)	14.86	15.27	15.36	14.72	10.19
Net interest margin	4.07	4.28	4.04	4.26	4.17
Adjusted net interest margin (3)	4.05	4.17	4.02	4.20	4.10
Efficiency ratio	60.90	59.17	60.48	73.41	65.70
Core efficiency ratio (1)	57.76	55.85	56.87	56.92	64.05

Credit Quality Ratios
Nonperforming assets to total assets	0.43%	0.36%	0.33%	0.35%	0.51%
Nonperforming loans to total loans	0.41	0.32	0.29	0.32	0.48
Nonperforming assets to total loans and other real estate	0.55	0.46	0.43	0.45	0.63
Allowance for loan losses to non-performing loans	148.06	183.43	200.83	177.86	162.96
Allowance for loan losses to total loans	0.61	0.58	0.58	0.57	0.78
Net charge-offs to average loans outstanding (annualized)	—	0.01	0.05	—	0.08

Capital Ratios
Common equity tier 1 capital to risk-weighted assets (5)	8.35%	n/a	n/a	n/a	n/a
Tier 1 capital to average assets	7.78	8.15%	8.50%	9.07%	9.77%
Tier 1 capital to risk-weighted assets (1) (5)	9.02	9.83	10.34	10.21	11.96
Total capital to risk-weighted assets (5)	11.51	12.59	13.36	11.00	13.08
Total stockholders' equity to total assets	12.93	13.09	13.35	13.44	10.73
Tangible common equity to tangible assets (1)	7.10	7.07	7.32	7.25	8.93

(1) Non-GAAP financial measures. See reconciliation.
(2) Excludes average balance of Series A preferred stock.
(3) Excludes income recognized on acquired loans of $113, $988, $172, $437 and $363, respectively.
(4) Total number of shares includes participating shares (those with dividend rights).
(5) March 31, 2015 ratios calculated under Basel III rules, which became effective January 1, 2015.
(6) Excludes average balance of goodwill and net core deposit intangibles.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2015 and 2014
(Dollars in thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Interest income:
Interest and fees on loans	$39,580	$24,123
Interest on taxable securities	609	699
Interest on nontaxable securities	414	257
Interest on federal funds sold and other	133	83
Total interest income	40,736	25,162
Interest expense:
Interest on deposits	2,709	1,907
Interest on FHLB advances	752	852
Interest on repurchase agreements and other borrowings	1,069	135
Interest on junior subordinated debentures	128	133
Total interest expense	4,658	3,027
Net interest income	36,078	22,135
Provision for loan losses	1,670	1,253
Net interest income after provision for loan losses	34,408	20,882
Noninterest income:
Service charges on deposit accounts	1,805	1,211
Mortgage fee income	1,300	730
Gain on sale of other real estate	130	39
Increase in cash surrender value of BOLI	270	149
Other	461	205
Total noninterest income	3,966	2,334
Noninterest expense:
Salaries and employee benefits	14,424	9,134
Occupancy	3,910	2,538
Data processing	688	496
FDIC assessment	519	304
Advertising and public relations	346	234
Communications	539	320
Net other real estate owned expenses (including taxes)	59	79
Operations of IBG Adriatica, net	—	23
Core deposit intangible amortization	372	199
Professional fees	490	368
Acquisition expense, including legal	472	476
Other	2,567	1,905
Total noninterest expense	24,386	16,076
Income before taxes	13,988	7,140
Income tax expense	4,536	2,339
Net income	$9,452	$4,801

Consolidated Balance Sheets
As of March 31, 2015 and December 31, 2014
(Dollars in thousands, except share information)
(Unaudited)

	March 31,	December 31,
Assets	2015	2014
Cash and due from banks	$136,525	$153,158
Interest-bearing deposits in other banks	222,273	170,889
Cash and cash equivalents	358,798	324,047
Securities available for sale	198,149	206,062
Loans held for sale	7,034	4,453
Loans, net of allowance for loan losses	3,283,021	3,182,045
Premises and equipment, net	88,163	88,902
Other real estate owned	4,587	4,763
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	12,333	12,321
Bank-owned life insurance (BOLI)	40,054	39,784
Deferred tax asset	2,351	2,235
Goodwill	229,639	229,457
Core deposit intangible, net	12,083	12,455
Other assets	22,152	26,115
Total assets	$4,258,364	$4,132,639

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	806,912	818,022
Interest-bearing	2,579,766	2,431,576
Total deposits	3,386,678	3,249,598
FHLB advances	219,386	229,405
Repurchase agreements	5,783	4,012
Other borrowings	68,785	69,410
Other borrowings, related parties	3,320	3,320
Junior subordinated debentures	18,147	18,147
Other liabilities	5,537	17,896
Total liabilities	3,707,636	3,591,788
Commitments and contingencies
Stockholders’ equity:
Series A Preferred Stock	23,938	23,938
Common stock	171	170
Additional paid-in capital	477,564	476,609
Retained earnings	45,754	37,731
Accumulated other comprehensive income	3,301	2,403
Total stockholders’ equity	550,728	540,851
Total liabilities and stockholders’ equity	$4,258,364	$4,132,639

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three Months Ended March 31, 2015 and 2014
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	For The Three Months Ended March 31,
	2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
Interest-earning assets:
Loans	$3,254,038	$39,580	4.93%	$1,835,154	$24,123	5.33%
Taxable securities	134,015	609	1.84	174,880	699	1.62
Nontaxable securities	69,245	414	2.42	32,282	257	3.23
Federal funds sold and other	141,968	133	0.38	108,676	83	0.31
Total interest-earning assets	3,599,266	$40,736	4.59	2,150,992	$25,162	4.74
Noninterest-earning assets	554,741			179,940
Total assets	$4,154,007			$2,330,932
Interest-bearing liabilities:
Checking accounts	$1,267,242	$1,358	0.43%	$814,583	$998	0.50%
Savings accounts	143,754	65	0.18	122,038	88	0.29
Money market accounts	236,589	100	0.17	91,836	56	0.25
Certificates of deposit	818,773	1,186	0.59	487,408	765	0.64
Total deposits	2,466,358	2,709	0.45	1,515,865	1,907	0.51
FHLB advances	219,842	752	1.39	178,375	852	1.94
Repurchase agreements and other borrowings	76,951	1,069	5.63	11,773	135	4.65
Junior subordinated debentures	18,147	128	2.86	18,147	133	2.97
Total interest-bearing liabilities	2,781,298	4,658	0.68	1,724,160	3,027	0.71
Noninterest-bearing checking accounts	819,330			350,136
Noninterest-bearing liabilities	8,542			10,229
Stockholders’ equity	544,837			246,407
Total liabilities and equity	$4,154,007			$2,330,932
Net interest income		$36,078			$22,135
Interest rate spread			3.91%			4.03%
Net interest margin			4.07			4.17
Average interest earning assets to interest bearing liabilities			129.41			124.76

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2015 and December 31, 2014
(Dollars in thousands)
(Unaudited)

The following table sets forth loan totals by category as of the dates presented:
	March 31, 2015		December 31, 2014
	Amount	% of Total	Amount	% of Total
Commercial	$697,449	21.1%	$672,052	21.0%
Real estate:
Commercial real estate	1,555,462	47.0	1,450,434	45.2
Commercial construction, land and land development	301,944	9.1	334,964	10.5
Residential real estate (1)	522,750	15.8	518,478	16.2
Single-family interim construction	148,202	4.5	138,278	4.3
Agricultural	37,650	1.1	38,822	1.2
Consumer	47,387	1.4	52,267	1.6
Other	139	—	242	—
Total loans	3,310,983	100.0%	3,205,537	100.0%
Deferred loan fees	(701)		(487)
Allowance for losses	(20,227)		(18,552)
Total loans, net	$3,290,055		$3,186,498
(1) Includes loans held for sale at March 31, 2015 and December 31, 2014 of $7,034 and $4,453, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
Net Interest Income - Reported	(a)	$36,078	$38,175	$32,431	$31,404	$22,135
Income recognized on acquired loans		(113)	(988)	(172)	(437)	(363)
Adjusted Net Interest Income	(b)	35,965	37,187	32,259	30,967	21,772
Provision Expense - Reported	(c)	1,670	1,751	976	1,379	1,253
Noninterest Income - Reported	(d)	3,966	3,961	4,210	3,119	2,334
Gain on sale of loans		—	—	(1,078)	—	—
Gain on sale of OREO		(130)	(12)	(20)	—	(39)
Gain on sale of securities		—	(362)	—	—	—
Loss on sale of premises and equipment		—	—	22	—	—
Adjusted Noninterest Income	(e)	3,836	3,587	3,134	3,119	2,295
Noninterest Expense - Reported	(f)	24,386	24,931	22,162	25,343	16,076
Adriatica Expenses		—	—	—	—	(23)
OREO Impairment		—	—	(22)	—	—
IPO related stock grant and bonus expense		(156)	(156)	(156)	(156)	(162)
Registration statements		—	(163)	(456)	—	—
Core system conversion implementation expenses		—	—	—	(265)	—
Acquisition Expense (5)		(1,239)	(1,841)	(1,401)	(5,519)	(476)
Adjusted Noninterest Expense	(g)	22,991	22,771	20,127	19,403	15,415
Pre-Tax Pre-Provision Earnings	(a) + (d) - (f)	$15,658	$17,205	$14,479	$9,180	$8,393
Core Pre-Tax Pre-Provision Earnings	(b) + (e) - (g)	$16,810	$18,003	$15,266	$14,683	$8,652
Core Earnings (2)	(b) - (c) + (e) - (g)	$10,230	$10,889	$9,546	$9,020	$4,972
Reported Efficiency Ratio	(f) / (a + d)	60.90%	59.17%	60.48%	73.41%	65.70%
Core Efficiency Ratio	(g) / (b + e)	57.76%	55.85%	56.87%	56.92%	64.05%
Adjusted Return on Average Assets (1)		1.00%	1.05%	1.02%	1.06%	0.87%
Adjusted Return on Average Equity (1)		7.96%	8.30%	8.15%	8.25%	8.18%
Adjusted Return on Tangible Equity (1)		14.86%	15.27%	15.36%	14.72%	10.19%
Total Average Assets		$4,154,007	$4,098,671	$3,721,323	$3,403,619	$2,330,932
Total Average Stockholders' Equity (3)		$520,899	$520,800	$464,528	$438,713	$246,407
Total Average Tangible Stockholders' Equity (3) (4)		$279,149	$282,907	$246,500	$245,830	$197,899
(1) Calculated using core earnings
(2)  Assumes actual effective tax rate of 32.4%, 33.0%, 33.2%, 32.2% and 32.8%, respectively. March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014 tax rate adjusted for effect of non-deductible acquisition expenses.

(3) Excludes average balance of Series A preferred stock.
(4) Excludes average balance of goodwill and net core deposit intangibles.
(5) Acquisition expenses include $767 thousand, $843 thousand, $772 thousand, $3.996 million and $0 of compensation and bonus expenses in addition to $472 thousand, $998 thousand, $629 thousand, $1.523 million and $476 thousand of merger-related expenses for the quarters ended March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2015 and December 31, 2014
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value Per Common Share
	March 31,	December 31,
	2015	2014
Tangible Common Equity
Total common stockholders' equity	$526,790	$516,913
Adjustments:
Goodwill	(229,639)	(229,457)
Core deposit intangibles, net	(12,083)	(12,455)
Tangible common equity	$285,068	$275,001
Tangible assets	$4,016,642	$3,890,727
Common shares outstanding	17,119,793	17,032,669
Tangible common equity to tangible assets	7.10%	7.07%
Book value per common share	$30.77	$30.35
Tangible book value per common share	16.65	16.15

Tier 1 Capital to Risk-Weighted Assets Ratio
	March 31,	December 31,
	2015	2014
Tier 1 Common Equity
Total common stockholders' equity - GAAP	$526,790	$516,913
Adjustments:
Unrealized gain on available-for-sale securities	(3,301)	(2,403)
Goodwill	(229,639)	(229,457)
Core deposit intangibles, net	(12,083)	(12,455)
Qualifying Restricted Core Capital Elements (junior subordinated debentures)	17,600	17,600
Tier 1 common equity	$299,367	$290,198
Preferred Stock	23,938	23,938
Tier 1 Equity	$323,305	$314,136
Total Risk-Weighted Assets
On balance sheet	$3,291,476	$3,059,172
Off balance sheet	294,601	136,241
Total risk-weighted assets	$3,586,077	$3,195,413
Total common stockholders' equity to risk-weighted assets ratio	14.69%	16.18%
Tier 1 equity to risk-weighted assets ratio	9.02	9.83
Tier 1 common equity to risk-weighted assets ratio	8.35	9.08